Exhibit 5.3
[LETTERHEAD OF VOGEL LAW FIRM]
January 21, 2014
Post Holdings, Inc.
2503 Hanley Road
St. Louis, Missouri 63144

Re:	Local Counsel Opinion: Registration Statement on Form S-4 Our File No.: 046856.13000

Ladies and Gentlemen:

We have acted as special counsel to your subsidiaries Dakota Growers Pasta Company, Inc., a North Dakota corporation (“Dakota Growers”), and Primo Piatto, Inc., a Minnesota corporation (“Primo Piatto,” and together with Dakota Growers, collectively, the “Local Guarantors”), in connection with the Registration Statement on Form S-4, dated as of the date hereof (the “Registration Statement”), to be filed by Post Holdings, Inc. a Missouri corporation (the “Company”), Post Foods, LLC, a Delaware limited liability company (“Post US”), Attune Foods, LLC, a Delaware limited liability company (“Attune”), Premier Nutrition Corporation, a Delaware corporation (“PNC”), Agricore United Holdings Inc., a Delaware corporation (“Agricore”), Premier Protein, Inc., a California corporation (“PPI”), Dakota Growers, Primo Piatto, and DNA Dreamfields Company, LLC, an Ohio limited liability company (“Dreamfields”, and together with Post US, Attune, PNC, Agricore, PPI, Dakota Growers, and Primo Patio, collectively, the “US Subsidiaries”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the offer by the Company (the “Exchange Offer”) to exchange up to $350,000,000 in aggregate principal amount of its 7.375% Senior Notes due 2022 (the “Exchange Notes”) for $350,000,000 in aggregate principal amount of the Company’s issued and outstanding 7.375% Senior Notes due 2022 issued on July 18, 2013 (the “Original Notes”). The Original Notes were issued, and the Exchange Notes will be issued, under that certain Indenture, dated February 3, 2012, and as supplemented on May 28, 2013, September 3, 2013 and January 13, 2014 (as so supplemented, the “Indenture”), among the Company, the subsidiary guarantors thereunder (including each of the US Subsidiaries) and Wells Fargo Bank, N.A., as trustee (the “Trustee”). The Indenture provides for the guarantee of the Exchange Notes by the Guarantors (as such term is defined in the Indenture), with such Guarantors including the Local Guarantors (the respective guarantees of the Local Guarantors pursuant to the Indenture, hereinafter, each a “Guarantee” and collectively, the “Guarantees”), to the extent set forth in the Indenture.

We have not been involved in the preparation of the Registration Statement, nor were we involved in the negotiation, preparation or execution of the Indenture or Guarantees contained therein, or any of the related agreements executed or delivered in connection with the Exchange Notes. We have prior hereto rendered, or may subsequent hereto render, opinions pursuant to North Dakota and/or Minnesota law, as applicable, to the Trustee with respect to the Local Guarantors and Third Supplement (as defined below), but we have not represented the Guarantors in any other instance related to the Exchange Notes.

January 21, 2014

We understand that this opinion is being furnished to comply with the requirements of Item 601(b)(5) of Regulation S-K under the Act. In rendering the opinions stated herein, we have examined and relied upon the following: (a) the Registration Statement, including the prospectus and exhibits (including those incorporated by reference) constituting part of the Registration Statement; (b) an executed copy of the Indenture, dated February 3, 2012, including Article 10 thereof containing the Guarantee obligations of the Local Guarantors; (c) an executed copy of the First Supplemental Indenture, dated as of May 28, 2013, among Attune, the Company, the other Guarantors (as defined in the Indenture) and the Trustee; (d) an executed copy of the Second Supplemental Indenture, dated as of September 3, 2013, among PNC, PPI, the Company, the other Guarantors (as defined in the Indenture) and the Trustee; (e) an executed copy of the Third Supplemental Indenture, dated as of January 13, 2014, among Agricore, Dakota Growers, Primo Piatto, Dreamfields, the Company, the other Guarantors (as defined in the Indenture) and the Trustee (the “Third Supplement”); (f) an executed copy of the Notation of Guarantee, dated as of January 13, 2014, by Agricore, Dakota Growers, Primo Piatto, and Dreamfields; (g) an executed copy of the Joinder Agreement to Registration Rights Agreement, dated as of January 13, 2014, by Agricore, Dakota Growers, Primo Piatto, and Dreamfields; (h) an executed copy of the Registration Rights Agreement, dated July 18, 2013, by the Company, Attune, Post US, and the Initial Purchasers (as defined therein); (i) the Officer’s Certificate for Post Holdings, Inc., dated as of January 13, 2014; (j) the Articles of Incorporation of Primo Piatto, and amendments thereto, as certified by the Minnesota Secretary of State as of January 10, 2014, and as certified by the Secretary of Primo Piatto; (k) the Amended and Restated Articles of Incorporation of Dakota Growers, and amendments thereto, as certified by the North Dakota Secretary of State as of January 8, 2014, and as certified by the Secretary of Dakota Growers; (l) the Bylaws of Primo Piatto as certified by the Secretary of Primo Piatto; (m) the Amended and Restated Bylaws of Dakota Growers as certified by the Secretary of Dakota Growers; (n) the Written Consent of the Board of Directors of Primo Piatto, dated as of January 13, 2014, as certified by the Secretary of Primo Piatto; (o) the Written Consent of the Board of Directors of Dakota Growers, dated as of January 13, 2014, as certified by the Secretary of Dakota Growers; (p) the Certificate of Secretary of Primo Piatto, dated as of January 13, 2014, including all exhibits thereto; (q) the Certificate of Secretary of Dakota Growers, dated as of January 13, 2014, including all exhibits thereto; (r) Certificate of Good Standing issued by the Minnesota Secretary of State with reference to Primo Piatto, dated December 26, 2013; (s) Certificate of Good Standing issued by the North Dakota Secretary of State with reference to Dakota Growers, dated December 26, 2013; and (t) the Opinion Certificate (Registration Statement), and all exhibits thereto, certified and delivered to Vogel Law Firm, Ltd. by Dakota Growers and Primo Piatto and dated as of the date hereof.
In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. We have relied on each representation made in the documents referred to above as to various questions of fact material to the matters set forth below, and we have not assumed any responsibility for making any independent investigation or verification of any factual matter stated in or represented by any of the foregoing documents or any other factual matter. We have relied without independent investigation as to matters of fact upon statements of governmental officials and upon representations made in or pursuant to certificates and statements of appropriate representatives of the Company, Primo Piatto and Dakota Growers, including without those made in or pursuant to in the documents referred to above.
We have also examined such written statutes and regulations, and such reported orders, judgments or decrees of courts thereunder, of the States of North Dakota and Minnesota, as applicable, as we have deemed necessary for purposes of this letter.
In connection herewith, we have assumed that (other than with respect to the Local Guarantors) all of the documents referred to in this opinion have been duly authorized by all of the parties thereto, all of the signatories to such documents have been duly authorized by all such parties and all such parties are duly organized and validly existing and have the power and authority (corporate or otherwise) to execute, deliver and perform such documents. We have also assumed that all of the documents referred to in this opinion have been duly executed and delivered by all of the parties thereto, and that all of the documents referred to in this opinion constitute the valid, binding and enforceable obligations of all of the parties thereto.

January 21, 2014

In issuing this letter, we have relied upon and assumed, and all opinions herein are expressly contingent upon and subject to, the validity, accuracy and truthfulness of all facts, circumstances, and opinions set forth in the Opinion of Lewis, Rice & Fingersh, L.C., dated as of the date hereof, as filed with the Commission as Exhibit 5.1 to the Registration Statement on the date hereof.
In issuing this letter, we have acted only as members of the bar in the States of North Dakota and Minnesota. We do not express any opinion with respect to the laws of any jurisdiction other than the States of North Dakota and Minnesota.
Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions stated herein, we are of the opinion that:

1.
Dakota Growers: (a) is validly existing under the laws of the State of North Dakota; (b) has the corporate power to create its obligation under the Guarantee provided for in the Indenture; (c) has taken all corporate action necessary to authorize the execution, delivery and performance of its obligation under the Guarantee provided for in the Indenture.

2.	The Guarantee of Dakota Growers has been duly authorized by all requisite corporate action on the part of Dakota Growers, and has been duly executed and delivered.

3.
Primo Piatto: (a) is validly existing under the laws of the State of Minnesota; (b) has the corporate power to create its obligation under the Guarantee provided for in the Indenture; and (c) has taken all corporate action necessary to authorize entering into its obligation under the Guarantee provided for in the Indenture.

4.	The Guarantee of Primo Piatto has been duly authorized by all requisite corporate action on the part of Primo Piatto, and has been duly executed and delivered.

In addition to the assumptions, comments, qualifications, limitations and exceptions set forth above, the opinion set forth herein is further limited by, subject to and based upon the following assumptions, comments, qualifications, limitations and exceptions:

(a)The opinion set forth herein is made as of the date hereof and is subject to, and may be limited by, future changes in the factual matters set forth herein, and we undertake no duty to advise you of the same. The opinion expressed herein is based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement this opinion should such law be changed by legislative action, judicial decision or otherwise.

(b)Our opinion contained herein may be limited by (i) applicable bankruptcy, insolvency, reorganization, receivership, moratorium or similar laws affecting or relating to the rights and remedies of creditors generally including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination, (ii) general principles of equity (regardless of whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

(c)We express no opinion as to the enforceability of the Indenture, the Guarantees, or any other document or agreement delivered in connection therewith or related thereto. We understand you are receiving an opinion from Epstein Becker & Green, P.C., filed with the Commission as Exhibit 5.5 to the Registration Statement, regarding enforceability of the Indenture, the Guarantees, and such other matters as you may have requested.

January 21, 2014

We do not render any opinions except as expressly set forth herein. The opinion set forth herein is made as of the date hereof.

Please be further advised that this letter addresses only those laws that a North Dakota or Minnesota lawyer, as applicable, exercising customary professional diligence would reasonably be expected to recognize as being applicable to the entities, transactions and agreements addressed herein. The matters that are addressed in this letter, the meaning of the language used and the scope of work performed are based upon the customary practice of lawyers who regularly give, and lawyers who regularly advise opinion recipients regarding, opinions of the kinds set forth herein. This opinions and representations contained in this letter only constitute our professional judgment as to the matters set forth herein, and should not be considered to be a guarantee of any particular result.
We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the use of our name therein and under the caption “Legal Matters” in the prospectus included therein. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

VOGEL LAW FIRM, LTD.

By: /s/Steven A. Johnson